March 22, 2019
Touchstone Funds Group Trust
Touchstone Arbitrage Fund
303 Broadway, Suite 1100
Cincinnati, Ohio 45202

Ladies and Gentlemen:
We have acted as counsel to Touchstone Funds Group Trust, a Delaware statutory trust (the “Trust”), in connection with the filing of the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), relating to the issuance of Class A, Class C, Class Y and Institutional Class shares of beneficial interest, par value $0.01 per share (the “Shares”), of Touchstone Arbitrage Fund, a series of the Trust (the “Acquiring Fund”), pursuant to the proposed reorganization of Touchstone Merger Arbitrage Fund (the “Target Fund”), a series of the Trust, as described in the Registration Statement (the “Reorganization”) and pursuant to the form of Agreement and Plan of Reorganization among the Trust, on behalf of the Acquiring Fund and the Target Fund, and Touchstone Advisors, Inc. (for purposes of Section 9.1 of the Agreement and Plan of Reorganization only), substantially in the form included in the Registration Statement (the “Agreement”).
You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering this opinion, we have examined the Registration Statement, the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended (the “Declaration of Trust”), the Trust’s Amended and Restated By-Laws (the “By-Laws”), the actions of the Trustees of the Trust that authorized the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.
Our opinion, as set forth herein, is based on the facts in existence on the date hereof, and is limited to the Delaware Statutory Trust Act as in effect on the date hereof. We express no opinion with respect to any other laws or regulations. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Declaration of Trust or the By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the State of Delaware, as aforesaid, we have assumed compliance with such reference, incorporation or requirement by the Acquiring Fund.
We have also assumed for purposes of this opinion that (i) the number of Shares to be issued pursuant to the Registration Statement and the Agreement will not exceed the amount of such Shares needed to consummate the Reorganization; (ii) the Agreement will have been duly completed, executed and delivered by the parties thereto in substantially the form included in the Registration Statement; (iii) any consents or

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approvals required, necessary or otherwise advisable for the Reorganization will have been received prior to the issuance of the Shares; (iv) the documents referred to herein that we examined in connection with rendering this opinion will not have been modified, amended, altered, withdrawn or revoked and will be in full force and effect on the date of issuance of the Shares; and (v) there will not have been any changes in applicable law or any other facts or circumstances relating to the Reorganization as of the date of the issuance of the Shares.
Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and the Agreement have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Registration Statement and the Agreement, such Shares will be validly issued, fully paid and non-assessable.
This opinion is rendered in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement, the discussion of this opinion in the Prospectus/Information Statement included in the Registration Statement and the reference to us in the Prospectus/Information Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder. Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person, without, in each case, our prior written consent. This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours, /S/ VEDDER PRICE P.C. Vedder Price P.C.

222 North LaSalle Street | Chicago, Illinois 60601 | T +1 312 609 7500 | F +1 312 609 5005
Vedder Price P.C. is affiliated with Vedder Price LLP, which operates in England and Wales, Vedder Price (CA), LLP, which operates in California, and Vedder Price Pte. Ltd., which operates in Singapore.